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                                                                    EXHIBIT 10.1


                         EXECUTIVE EMPLOYMENT AGREEMENT

      THIS EXECUTIVE EMPLOYMENT AGREEMENT is made and entered into on this 25th day of January, 2001, (the "Effective Date"), by and between PurchaseSoft, Inc., a Delaware corporation with its principal business office in the State of Massachusetts (hereinafter the "Company"); and Jeffrey Pinkerton, a Massachusetts resident (hereinafter "Executive").

                                 INTRODUCTION

      A. Executive has been engaged as an employee of the Company and hereby acknowledges that he has received all compensation due him for such services. From and after the Effective Date, Executive has been and will be employed by the Company in the capacity of Chief Product Strategist.

      B. Executive possesses certain unique skills, talents, contacts, judgment and knowledge of the Company business, strategies, ethics and objectives.

      C. Executive and the Company are parties to an employment agreement dated April 1, 1998. The Company currently needs to raise additional capital to fund its operations and certain provisions of that agreement do and will act as an impediment to the Company's ability to raise additional capital. In order that the Company may raise additional capital to continue to operate, Executive voluntarily rescinds and the Company accepts the rescission of that employment agreement dated April 1, 1998. Both Executive and the Company desire to enter into an employment agreement so that the Company may avail itself of the unique services offered by Executive and continue in its efforts to raise additional operating capital.

                                   AGREEMENT

      NOW, THEREFORE, in consideration of the facts recited above, which are a part of this Agreement, and the parties' mutual covenants and undertakings contained in this Agreement, the Company and Executive agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

      Capitalized terms used in this Agreement shall have their defined meaning throughout the Agreement. The following terms shall have the meanings set forth below; unless the context clearly requires otherwise.

     1.1 "Agreement" means this Executive Employment Agreement, as from time to time amended.


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     1.2 "Base Salary" means the total annual cash compensation payable to
Executive on a regular periodic basis under Section 3.1, without regard to any voluntary salary deferrals or reductions to fund employee benefits.

     1.3 "Board" means the Board of Directors of the Company.

     1.4 "Cause" has the meaning set forth in Section 5.2.

     1.5 "Company" means all of the following, jointly and severally: (a) PurchaseSoft, Inc., (b) any Subsidiary thereof and (c) any Successor thereto.

     1.6 "Confidential Information" means information that is proprietary to the Company or proprietary to others and entrusted to the Company; whether or not such information includes trade secrets. Confidential Information includes, but is not limited to, information relating to the Company's business plans and to its business as conducted or anticipated to be conducted, and to its past or current or anticipated products. Confidential Information also includes, without limitation, information concerning the Company's research, development, purchasing, accounting, marketing, selling and services. All information that Executive has a reasonable basis to consider as confidential shall be Confidential Information, whether or not originated by Executive and without regard to the manner in which Executive obtains access to this and any other proprietary information of the Company.

     1.7 "Executive means Jeffrey Pinkerton.

     1.8 "Subsidiary" means any corporation or other business entity that is controlled by the Company.

     1.9 "Term" means the term of this Agreement and the employment of Executive under this Agreement, as described in Section 2.3.

                                   ARTICLE 2
                          EMPLOYMENT, DUTIES AND TERM

      2.1 EMPLOYMENT. Upon the terms and conditions set forth in this Agreement, the Company hereby employs Executive, and Executive accepts such employment as Chief Product Strategist. Except as expressly provided herein, termination of this Agreement by either party or by mutual agreement of the parties shall also terminate Executive's employment by the Company.

      2.2 DUTIES. During the Term, and excluding any periods of vacation, sick, or other leave to which Executive is entitled, Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder and under the Company's bylaws, as amended from time to time to use Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities.


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      2.3 TERM. Subject to the termination provisions of Article 5, the Term of this Agreement and the employment of Executive under this Agreement shall be a one (1) year period commencing on the Effective Date.

      2.4 OWNERSHIP OF COMPANY PROPERTY. Executive agrees that all property in Executive's possession belonging to Company, including without limitation, all documents, reports, manuals, memoranda, computer print-outs, customer lists, credit cards, keys, identification, products, access cards, and all other property relating in any way to the business of the Company are the exclusive property of the Company, even if Executive authored, created or assisted in authoring or creating, such property. Executive shall return to the Company all such documents and property immediately upon termination of his employment with the Company or at such earlier time as the Company may reasonably request.

                                   ARTICLE 3
                      COMPENSATION, BENEFITS AND EXPENSES

      3.1 BASE SALARY. The Company shall pay Executive a Base Salary at an annual rate that is not less than One Hundred Sixty-Five Thousand and no/100 Dollars ($165,000.00) or such higher annual rate as may from time to time be approved by the Board, such Base Salary to be paid in substantially equal regular periodic payments in accordance with the Company's regular payroll practices.

      3.2 BENEFITS. Executive shall be entitled to participate in all benefit plans that are made available to all employees of the Company including, but not limited, to health, dental, 401(k), Section 125 flexible spending accounts and such other benefit programs that the Company may from time to time make available to its employees.

      3.3 VACATION. For the 2001 calendar year and each subsequent calendar year that begins during the Term, Executive shall be entitled to twenty (20) paid vacation days, pro-rated for any partial calendar year. The time or times at which such vacation days are to be taken shall be reasonably determined by Executive consistent with Executive's duties and obligations under this Agreement. Any such vacation days that are unused at the end of any calendar year may be carried over and used in a subsequent calendar year pursuant to the Company's vacation policy.

      3.4 BUSINESS EXPENSES AND INDEMNIFICATION. During the Term, the Company shall, in accordance with, and to the extent of, its uniform policies in effect from time to time, pay or reimburse all ordinary and necessary business expenses incurred by Executive in performing Executive's duties as an employee of the Company, including without limitation all travel and living expenses while away from home on business in the service of the Company; provided, however, that Executive accounts promptly for such expenses to the Company in the manner reasonably prescribed from time to time by the Company.


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      To the fullest extent permitted by applicable law, Executive shall have no personal liability to the Corporation or its shareholders for any breach of fiduciary duty or other duties as an employee or director of the Company. The Company shall defend and indemnify Executive, to the fullest extent permitted by applicable law, against any claim, damages, loss, costs or expenses (including fees of experts and attorneys employed by him) resulting from any alleged breach of duty.

                                   ARTICLE 4
                                 STOCK OPTION

     4.1 EXPIRATION OF OPTION GRANTED APRIL 1, 1998. The Option granted to Executive by the Company on April 1, 1998 shall be exercisable for five (5) years from the effective date of its grant; provided, however, that in the event that Executive ceases to be employed by the Company, for any reason or no reason, with or without Cause, Executive or his legal representative shall have no more than twelve (12) months from his Date of Termination to exercise this Option pursuant to this Agreement. The Option granted April 1, 1998 shall terminate and become null and void upon the expiration of such 12-month period or, if earlier, upon the expiration date of such Option, which shall be the last day of such 5-year period.

                                   ARTICLE 5
                               EARLY TERMINATION

     5.1 EARLY TERMINATION. This Article 5 sets forth the terms for early termination of Executive's employment under this Agreement.

     5.2 TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate this Agreement for Cause. For purposes of this Agreement, "Cause" means any of the following, with respect to Executive's position of employment with the Company:

     (1) an act or acts of personal dishonesty by Executive that is or are intended to result in substantial personal enrichment of Executive at the material expense of the Company;

     (2) a violation or repeated violations by Executive of his obligations to the Company which violation or violations are demonstrably willful and deliberate on Executive's part and are not remedied within a reasonable period after Executive's receipt of notice of such violation or violations from the Company; or

     (3) the willful engaging by Executive in illegal conduct that is injurious to the Company.

      For purposes of this Section 5.2, any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.


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     5.3 TERMINATION IN THE EVENT OF DEATH. The Term, and Executive's employment under this Agreement, shall end in the event of Executive's death.

     5.4 TERMINATION BY MUTUAL AGREEMENT. The parties may terminate Executive's employment under this Agreement at any time by mutual written agreement.

     5.5 TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate Executive at any time during the Term of this Agreement without Cause by delivering to Executive a notice that his services to the Company are no longer necessary. In such event, the Executive's last day of employment shall be the date specified in the notice which shall in no way be earlier than the date on which the notice is delivered to Executive.

     5.6 COMPENSATION UPON TERMINATION OR DEATH .

            (1) If Executive's employment under this Agreement is terminated on account of death, the Company shall, within five (5) calendar days following the date of termination, pay any amounts due to Executive for Base Salary through the date of termination, together with any other unpaid and pro rata amounts to which Executive is entitled as of the date of termination.

            (2) If Executive's employment under this Agreement is terminated by the Company for Cause, the Company shall pay Executive his Base Salary through the Date of Termination.

            (3) If Executive's employment under this Agreement is terminated by the mutual agreement of the parties under Section 5.4, the Company shall provide Executive with the compensation benefits as specified in that agreement.

            (4) If Executive's employment under this Agreement is terminated by the Company pursuant to Section 5.5, the Company shall pay Executive, as liquidated damages, the balance of Executive's Base Salary for the un-expired Term of this Agreement or nine months Base Salary, whichever amount is larger. All payments of liquidated damages made to Executive pursuant to this section shall be in the form of salary continuation, as opposed to lump sum distributions, and shall be made in the normal course of the Company's payroll practices.

            (5) If after the expiration of the Term of this Agreement, Executive remains in the employ of the Company as an Employee at will, and Executive is terminated by the Company for any reason other than Cause as defined in
      Section 5.2, Death as discussed in Section 5.3 or by mutual agreement as discussed in Section 5.4, the Company shall pay Executive nine months of the Executive's Base Salary. All payments made to Executive pursuant to this section shall be in the form of salary continuation, as opposed to lump sum distributions, and shall be made in the normal course of the Company's payroll practices.


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                                   ARTICLE 6
                   CONFIDENTIAL INFORMATION AND COMPETITION

      6.1 CONFIDENTIAL INFORMATION. Executive shall not, during the Term or subsequent to the termination of Executive's employment under this Agreement, use or disclose, other than in connection with Executive's employment with the Company, any Confidential Information to any person not employed by the Company or not authorized by the Company to receive such Confidential Information, without the prior written consent of the Company. Executive will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information. The obligations contained in this
Section 6.1 will survive for as long as the Company in its sole judgment considers the information to be Confidential Information.

      The obligations under this Section 6.1 will not apply to any Confidential Information that is now or becomes generally available to the public through no fault of Executive or to Executive's disclosure of any Confidential Information required by law or judicial or administrative process.

      6.2 NON-COMPETITION. Subject to Section 6.3, Executive agrees that, during the Term and for any period following his termination of Company employment during which time Executive is receiving payments from the Company pursuant to
Section 5.6(4) or Section 5.6(5), Executive will not directly or indirectly, alone or as an officer, director, shareholder, partner, member, employee or consultant of any other corporation or any partnership, limited liability company, firm or other business entity, engage in any business or commercial activity in competition with any part of the Company's business as conducted during the Term or as of Executive's Date of Termination or with any part of the Company's contemplated business with respect to which Executive has Confidential Information governed by Section 6.1. For purposes of this paragraph, "shareholder" shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ.

      6.3 OPTION TO REVISE. At its sole option, the Company may, by written notice given to Executive within thirty (30) days after his Date of Termination, waive or limit the time and/or geographic area in which Executive is prohibited from engaging in competitive activity under Section 6.2.

                                   ARTICLE 7
                              GENERAL PROVISIONS

      7.1 NO ADEQUATE REMEDY. The parties declare that it is impossible to accurately measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if either party institutes any action or proceeding to enforce the provisions hereof, the party against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such party shall not assert in any such action or proceeding the claim or defense that such party has an adequate remedy at law.


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      7.2 SUCCESSORS AND ASSIGNS.

            (1) For purposes of this Agreement, "Successor" shall mean any corporation, individual, group, association, partnership, limited liability company, firm, venture or other entity or person that, subsequent to the date hereof, succeeds to the actual or practical ability to control (either immediately or with the passage of time), or substantially all of the Company and/or the Company's business and/or assets, directly or indirectly, by merger, consolidation, re-capitalization, purchase, liquidation, redemption, assignment, similar corporate transaction, operation of law or otherwise.

            (2) This Agreement shall be binding upon and inure to the benefit of any Successor of the Company and each Subsidiary.

            (3) This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and any assignees permitted hereunder. If Executive should die while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devise, legatee or other designee or, if there be no such designee, to Executive's estate. Executive may not assign this Agreement, in whole or in any part, without the prior written consent of the Company.

      7.3 DISPUTES. Any dispute, controversy or claim for damages arising under or in connection with this Agreement shall be settled by such judicial remedies as each party may seek to pursue or by arbitration in Boston, Massachusetts by a panel of three (3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association (as then in effect for expedited proceedings). Notwithstanding the foregoing, no disputant shall be required to seek arbitration regarding any cause of action that would entitle such disputant to injunctive relief. Each of the disputants shall be entitled to present evidence and argument to the arbitrators. The arbitrators shall have the right only to interpret and apply the provisions of this Agreement (including other applicable agreements) and may not change any of such provisions. The arbitrators shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrators.

      The determination of the arbitrator shall be conclusive and binding upon the parties and judgment may be entered on the arbitrators' award by any court of competent jurisdiction. The Company shall be entitled to seek an injunction or restraining order in a court of competent jurisdiction to enforce the provisions of Article 6.


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      7.4 NOTICES. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be personally delivered or mailed postage prepaid, registered or certified U. S. mail, to any party as its address set forth on the last page of this Agreement. Either party may, by notice hereunder, designate a changed address. Any notice hereunder shall be deemed effectively given and received: (a) if personally delivered, upon delivery; or (b) if mailed, on the registered date or the date stamped on the certified mail receipt.

      7.5 CAPTIONS. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement. When used herein, the terms "Article" and "Section" mean an Article or Section of this Agreement, except as otherwise stated.

      7.6 GOVERNING LAW. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the State of Massachusetts (without regard to the conflict of laws rules or statutes of any jurisdiction), and any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Massachusetts, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

      7.7 CONSTRUCTION. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      7.8 WAIVER. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law

      7.9 MODIFICATION. This Agreement may not be modified or amended except by written instrument signed by the parties hereto.


      7.10 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment agreements or understandings of the parties hereto, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.

      7.11 SURVIVAL. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of this Agreement, including, without limitation Article 6 (relating to confidential information and non-competition), shall continue in full force and effect notwithstanding Executive's termination of employment hereunder or the termination of this Agreement, respectively.


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IN WITNESS WHEREOF, the parties hereto have caused this Executive Employment
Agreement to be duly executed and delivered on the day and year first above written.

      COMPANY:                      PurchaseSoft, Inc.


                                    By:       /s/ Donald S. LaGuardia
                                              ------------------------
                                              Donald S. LaGuardia
                                              President and CEO


      EXECUTIVE:                              /s/ Jeffrey Pinkerton
                                              ------------------------
                                              Jeffrey Pinkerton


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